TEMPUR SEALY REPORTS THIRD QUARTER RESULTS
- Consolidated Sales Decreased 5.5%, Direct Channel Sales Increased 8.1%
- Reports EPS of $0.75 and Adjusted EPS(1) of $0.78
- Declares Fourth Quarter Dividend of $0.10 per share

LEXINGTON, KY, November 3, 2022 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the third quarter ended September 30, 2022. The Company also issued updated financial guidance for the full year 2022.

THIRD QUARTER 2022 FINANCIAL SUMMARY

•Total net sales decreased 5.5% to $1,283.3 million as compared to $1,358.3 million in the third quarter of 2021. On a constant currency basis(1), total net sales decreased 3.1%, with a decrease of 5.4% in the North America business segment and an increase of 7.4% in the International business segment.
•Gross margin was 42.2% as compared to 42.5% in the third quarter of 2021. Adjusted gross margin(1) was 42.5% in the third quarter of 2022. There were no adjustments to gross margin in the third quarter of 2021.
•Operating income decreased 19.5% to $201.0 million as compared to $249.8 million in the third quarter of 2021. Adjusted operating income(1) was $206.7 million as compared to $252.1 million in the third quarter of 2021.
•Net income decreased 25.2% to $132.7 million as compared to $177.4 million in the third quarter of 2021. Adjusted net income(1) decreased 23.3% to $137.8 million as compared to $179.6 million in the third quarter of 2021.
•Earnings before interest, tax, depreciation and amortization ("EBITDA")(1) decreased 16.9% to $245.4 million as compared to $295.2 million in the third quarter of 2021. Adjusted EBITDA(1) decreased 15.4% to $251.9 million as compared to $297.6 million in the third quarter of 2021.
•Earnings per diluted share ("EPS") decreased 13.8% to $0.75 as compared to $0.87 in the third quarter of 2021. Adjusted EPS(1) decreased 11.4% to $0.78 as compared to $0.88 in the third quarter of 2021.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change
	September 30, 2022	September 30, 2021
Net sales	$1,283.3	$1,358.3	(5.5)%
Net income	$132.7	$177.4	(25.2)%
Adjusted net income (1)	$137.8	$179.6	(23.3)%
EPS	$0.75	$0.87	(13.8)%
Adjusted EPS (1)	$0.78	$0.88	(11.4)%

Company Chairman and CEO Scott Thompson commented, "Our third quarter results demonstrate the continued strength of our business model and industry-leading products, as they mitigated the unfavorable foreign exchange dynamic and overall challenging operating environment in the quarter. We performed largely in-line with our expectations while working through these headwinds. Over the last couple quarters, we have extended some capital project timelines, and trimmed around the edges, cutting back on expected hiring and expenses. Going forward, we will keep the current operating environment in mind as we drive our competitive advantages to outperform the global bedding market and position ourselves well for the market's eventual normalization."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company's business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales decreased 5.6% to $1,057.7 million as compared to $1,120.0 million in the third quarter of 2021. On a constant currency basis(1), North America net sales decreased 5.4% as compared to the third quarter of 2021. Gross margin was 39.8% as compared to 39.9% in the third quarter of 2021. Adjusted gross margin(1) was 40.2% in the third quarter of 2022. There were no adjustments to gross margin in the third quarter of 2021. Operating margin was 19.4% as compared to 21.2% in the third quarter of 2021. Adjusted operating margin(1) was 19.8% in the third quarter of 2022. There were no adjustments to operating margin in the third quarter of 2021.

North America net sales through the wholesale channel decreased $73.1 million, or 7.4%, to $918.1 million, as compared to the third quarter of 2021, primarily driven by macroeconomic pressures impacting U.S. consumer behavior. North America net sales through the direct channel increased $10.8 million, or 8.4%, to $139.6 million, as compared to the third quarter of 2021.

North America adjusted gross margin(1) improved 30 basis points as compared to gross margin in the third quarter of 2021. The improvement was primarily driven by pricing actions to offset commodity inflation and favorable brand mix, partially offset by operational investments to service our customers. North America adjusted operating margin(1) declined 140 basis points as compared to operating margin in the third quarter of 2021. The decline was primarily driven by advertising investments and operating expense deleverage partially offset by the improvement in gross margin.

International net sales decreased 5.3% to $225.6 million as compared to $238.3 million in the third quarter of 2021. On a constant currency basis(1), International net sales increased 7.4% as compared to the third quarter of 2021. Gross margin was 53.4% as compared to 54.6% in the third quarter of 2021. Operating margin was 14.5% as compared to 21.1% in the third quarter of 2021. Adjusted operating margin(1) was 14.7% as compared to 22.1% in the third quarter of 2021.

International net sales through the wholesale channel decreased $22.9 million, or 21.2%, to $85.1 million as compared to the third quarter of 2021. International net sales through the direct channel increased $10.2 million, or 7.8%, to $140.5 million as compared to the third quarter of 2021. In the third quarter of 2022, International net sales decreased $30 million due to unfavorable foreign exchange.

International gross margin declined 120 basis points as compared to the third quarter of 2021. The decline was primarily driven by the acquisition of Dreams driving unfavorable mix, and foreign currency exchange rates. Dreams' margin profile is lower than our historical International margins as they sell a variety of products across a range of price points. International adjusted operating margin(1) declined 740 basis points as compared to the third quarter of 2021. The decline was primarily driven by operating expense deleverage, the decline in gross margin, and Asia joint venture performance due to COVID-19 related shutdowns.

Corporate operating expense was $36.6 million, consistent with the third quarter of 2021.

Consolidated net income decreased 25.2% to $132.7 million as compared to $177.4 million in the third quarter of 2021. Adjusted net income(1) decreased 23.3% to $137.8 million as compared to $179.6 million in the third quarter of 2021. EPS decreased 13.8% to $0.75 as compared to $0.87 in the third quarter of 2021. Adjusted EPS(1) decreased 11.4% to $0.78 as compared to $0.88 in the third quarter of 2021.

The Company ended the third quarter of 2022 with total debt of $2.8 billion and consolidated indebtedness less netted cash(1) of $2.7 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.77 times for the trailing twelve months ended September 30, 2022.

During the third quarter of 2022, the Company repurchased 1.0 million shares of its common stock for a total cost of $25.2 million. Over the last twelve months, the Company has repurchased 24.1 million shares of its common stock for a total cost of $887.7 million. As of September 30, 2022, the Company had approximately $809.5 million available under its existing share repurchase authorization.

Additionally, today the Company announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share, payable on December 1, 2022, to shareholders of record at the close of business on November 17, 2022.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Company Chairman and CEO Scott Thompson commented, "Overall, we are pleased with both our quarterly results and the progress we have made on our long-term initiatives, against an evolving macroeconomic backdrop. We enter this complex macro period with retailers generally in good shape, a strong competitive position, and new innovative products to launch. We are watching macro developments closely and adjusting to the market conditions, while staying aggressive and on strategy."

Financial Guidance

The Company has updated its earnings guidance for the full year 2022 and currently expects an adjusted EPS(1) range of $2.50 to $2.60. This contemplates the Company's current outlook for full year 2022 consolidated sales to be flat to prior year.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions and risks, many of which are outside the Company's control.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, November 3, 2022, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

The Company is unable to reconcile forward‐looking adjusted EPS, a non‐GAAP financial measure, to EPS, its most directly comparable forward‐looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact EPS in 2022.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's quarterly cash dividend, the Company's share repurchase targets, the Company's expectations regarding supply chain disruptions, geopolitical events including the war in Ukraine, the macroeconomic environment, foreign exchange rates and fluctuations in such rates, COVID-19 related disruptions, net sales for 2022, EBITDA and Adjusted EBITDA for 2022, and EPS and Adjusted EPS for 2022 and subsequent periods and the Company's expectations for increasing sales growth, product launches, expected hiring and advertising, capital project timelines, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our 650+ Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Chg %	September 30,		Chg %
	2022	2021		2022	2021
Net sales	$1,283.3	$1,358.3	(5.5)%	$3,733.8	$3,571.2	4.6%
Cost of sales	742.2	781.2		2,173.4	2,017.0
Gross profit	541.1	577.1	(6.2)%	1,560.4	1,554.2	0.4%
Selling and marketing expenses	248.3	243.8		744.7	658.3
General, administrative and other expenses	96.7	90.3		296.6	254.9
Equity income in earnings of unconsolidated affiliates	(4.9)	(6.8)		(14.4)	(20.5)
Operating income	201.0	249.8	(19.5)%	533.5	661.5	(19.3)%

Other expense, net:
Interest expense, net	26.8	13.5		71.4	45.8
Loss on extinguishment of debt	—	—		—	23.0
Other (income) expense, net	(0.9)	0.1		(1.5)	(0.3)
Total other expense, net	25.9	13.6		69.9	68.5

Income from continuing operations before income taxes	175.1	236.2	(25.9)%	463.6	593.0	(21.8)%
Income tax provision	(41.1)	(58.7)		(107.5)	(143.9)
Income from continuing operations	134.0	177.5	(24.5)%	356.1	449.1	(20.7)%
Loss from discontinued operations, net of tax	(0.8)	(0.1)		(0.8)	(0.6)
Net income before non-controlling interests	133.2	177.4	(24.9)%	355.3	448.5	(20.8)%
Less: Net income (loss) attributable to non-controlling interests	0.5	—		1.3	(0.2)
Net income attributable to Tempur Sealy International, Inc.	$132.7	$177.4	(25.2)%	$354.0	$448.7	(21.1)%

Earnings per common share:

Basic
Earnings per share for continuing operations	$0.78	$0.91		$2.01	$2.26
Loss per share for discontinued operations	(0.01)	—		—	—
Earnings per share	$0.77	$0.91	(15.4)%	$2.01	$2.26	(11.1)%

Diluted
Earnings per share for continuing operations	$0.75	$0.87		$1.95	$2.18
Loss per share for discontinued operations	—	—		—	—
Earnings per share	$0.75	$0.87	(13.8)%	$1.95	$2.18	(10.6)%

Weighted average common shares outstanding:
Basic	171.9	195.8		176.2	198.9
Diluted	177.0	203.4		181.5	205.9

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	September 30, 2022	December 31, 2021
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$94.1	$300.7
Accounts receivable, net	488.2	419.5
Inventories	599.0	463.9
Prepaid expenses and other current assets	95.1	91.5
Total Current Assets	1,276.4	1,275.6
Property, plant and equipment, net	727.3	583.5
Goodwill	1,032.3	1,107.4
Other intangible assets, net	708.9	750.9
Operating lease right-of-use assets	490.0	480.6
Deferred income taxes	11.8	13.6
Other non-current assets	105.0	111.8
Total Assets	$4,351.7	$4,323.4

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current Liabilities:
Accounts payable	$440.2	$432.0
Accrued expenses and other current liabilities	545.8	558.5
Current portion of long-term debt	71.8	53.0
Income taxes payable	20.1	9.9
Total Current Liabilities	1,077.9	1,053.4
Long-term debt, net	2,731.4	2,278.5
Long-term operating lease obligations	440.7	427.0
Deferred income taxes	112.7	129.2
Other non-current liabilities	132.3	140.3
Total Liabilities	4,495.0	4,028.4

Redeemable non-controlling interest	9.3	9.2

Total Stockholders' (Deficit) Equity	(152.6)	285.8
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' (Deficit) Equity	$4,351.7	$4,323.4

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended
	September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interests	$355.3	$448.5
Loss from discontinued operations, net of tax	0.8	0.6
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	93.3	82.5
Amortization of stock-based compensation	39.1	46.3
Amortization of deferred financing costs	2.9	1.9
Bad debt expense	5.2	2.4
Deferred income taxes	(9.9)	2.0
Dividends received from unconsolidated affiliates	20.8	18.2
Equity income in earnings of unconsolidated affiliates	(14.4)	(20.5)
Loss on extinguishment of debt	—	3.0
Foreign currency adjustments and other	(1.6)	1.0
Changes in operating assets and liabilities, net of effect of business acquisitions	(208.0)	11.6
Net cash provided by operating activities from continuing operations	283.5	597.5

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(216.0)	(82.1)
Acquisitions, net of cash acquired	—	(426.0)
Other	(8.8)	0.1
Net cash used in investing activities from continuing operations	(224.8)	(508.0)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	1,904.3	3,664.2
Repayments of borrowings under long-term debt obligations	(1,435.5)	(2,675.8)
Proceeds from exercise of stock options	0.3	14.4
Treasury stock repurchased	(637.2)	(565.8)
Dividends paid	(53.4)	(45.8)
Payments of deferred financing costs	—	(25.3)
Repayments of finance lease obligations and other	(12.6)	(9.5)
Net cash (used in) provided by financing activities from continuing operations	(234.1)	356.4

Net cash (used in) provided by continuing operations	(175.4)	445.9

Net operating cash flows used in discontinued operations	(0.8)	(0.8)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(30.4)	(6.8)
(Decrease) increase in cash and cash equivalents	(206.6)	438.3
CASH AND CASH EQUIVALENTS, beginning of period	300.7	65.0
CASH AND CASH EQUIVALENTS, end of period	$94.1	$503.3

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended September 30, 2022 and 2021:

	Three Months Ended September 30,
(in millions)	Consolidated		North America		International
	2022	2021	2022	2021	2022	2021
Wholesale (a)	$1,003.2	$1,099.2	$918.1	$991.2	$85.1	$108.0
Direct (b)	280.1	259.1	139.6	128.8	140.5	130.3
	$1,283.3	$1,358.3	$1,057.7	$1,120.0	$225.6	$238.3

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, online and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis," which is a non-GAAP financial measure. These references to constant currency do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended September 30, 2022 and 2021:

	Three Months Ended
(in millions, except per share amounts)	September 30, 2022	September 30, 2021
Net income	$132.7	$177.4
Loss from discontinued operations, net of tax (1)	0.8	0.1
ERP system transition (2)	2.7	—
Operational start-up costs (3)	1.8	—
Restructuring costs (4)	1.2	—
Acquisition-related costs (5)	—	2.3
Adjusted income tax provision (6)	(1.4)	(0.2)
Adjusted net income	$137.8	$179.6

Adjusted earnings per common share, diluted	$0.78	$0.88

Diluted shares outstanding	177.0	203.4

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended September 30, 2022.

	3Q 2022
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,283.3		$1,057.7		$225.6		$—

Gross profit	$541.1	42.2%	$420.7	39.8%	$120.4	53.4%	$—
Adjustments:
ERP system transition (2)	2.3		2.3		—		—
Operational start-up costs (3)	1.7		1.7		—		—
Total adjustments	4.0		4.0		—		—

Adjusted gross profit	$545.1	42.5%	$424.7	40.2%	$120.4	53.4%	$—

Operating income (expense)	$201.0	15.7%	$205.0	19.4%	$32.6	14.5%	$(36.6)
Adjustments:
ERP system transition (2)	2.7		2.7		—		—
Operational start-up costs (3)	1.8		1.8		—		—
Restructuring costs (4)	1.2		—		0.6		0.6
Total adjustments	5.7		4.5		0.6		0.6

Adjusted operating income (expense)	$206.7	16.1%	$209.5	19.8%	$33.2	14.7%	$(36.0)

The following table sets forth the Company's reported gross profit and the reconciliation of the Company's operating income (expense) to the calculation of adjusted operating income (expense) for the three months ended September 30, 2021. The Company had no adjustments to gross profit for the three months ended September 30, 2021.

	3Q 2021
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,358.3		$1,120.0		$238.3		$—

Gross profit	$577.1	42.5%	$447.1	39.9%	$130.0	54.6%	$—

Operating income (expense)	$249.8	18.4%	$237.0	21.2%	$50.3	21.1%	$(37.5)
Adjustments:
Acquisition-related costs (5)	2.3		—		2.3		—
Adjusted operating income (expense)	$252.1	18.6%	$237.0	21.2%	$52.6	22.1%	$(37.5)

EBITDA, Adjusted EBITDA and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's leverage.

The Company's credit agreement (the "2019 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2019 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended September 30, 2022 and 2021:

	Three Months Ended
(in millions)	September 30, 2022	September 30, 2021
Net income	$132.7	$177.4
Interest expense, net	26.8	13.5
Income taxes	41.1	58.7
Depreciation and amortization	44.8	45.6
EBITDA	$245.4	$295.2
Adjustments:
Loss from discontinued operations, net of tax (1)	0.8	0.1
ERP system transition (2)	2.7	—
Operational start-up costs (3)	1.8	—
Restructuring costs (4)	1.2	—
Acquisition-related costs (5)	—	2.3
Adjusted EBITDA	$251.9	$297.6

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended September 30, 2022:

Trailing Twelve Months Ended
(in millions)	September 30, 2022
Net income	$529.8
Interest expense, net	91.9
Income tax provision	161.9
Depreciation and amortization	180.4
EBITDA	$964.0
Adjustments:
Loss from discontinued operations, net of tax (1)	0.9
ERP system transition (2)	12.1
Restructuring costs (4)	5.3
Operational start-up costs (3)	4.9
Adjusted EBITDA	$987.2

Consolidated indebtedness less netted cash	$2,731.9

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	2.77 times

Under the 2019 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended September 30, 2022, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2019 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA is 2.77 times for the trailing twelve months ended September 30, 2022. The 2019 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of September 30, 2022. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2019 Credit Agreement for purposes of certain financial covenants.

(in millions)	September 30, 2022
Total debt, net	$2,803.2
Plus: Deferred financing costs (7)	21.5
Consolidated indebtedness	2,824.7
Less: Netted cash (8)	92.8
Consolidated indebtedness less netted cash	$2,731.9

Footnotes:

(1)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(2)
In the third quarter of 2022, the Company recorded $2.7 million of charges related to the transition of its ERP system. Cost of sales included $2.3 million of manufacturing facility ERP system transition costs, including labor, logistics, training and travel. Operating expenses included $0.4 million, primarily related to professional fees. In the trailing twelve months ended September 30, 2022, the Company recognized $12.1 million of charges related to the transition of its ERP system.

(3)
In the third quarter of 2022, the Company recorded $1.8 million of operational start-up costs related to the capacity expansion of its manufacturing and distribution facilities in the U.S. Cost of sales and operating expenses included personnel and facility related costs of $1.7 million and $0.1 million, respectively. In the trailing twelve months ended September 30, 2022, the Company recognized $4.9 million of operational start-up costs related to the capacity expansion of its manufacturing and distribution facilities in the U.S.

(4)
In the third quarter of 2022, the Company recorded $1.2 million of restructuring costs primarily associated with headcount reductions. In the trailing twelve months ended September 30, 2022, the Company recognized $5.3 million of restructuring costs primarily associated with headcount reductions.

(5)	In the third quarter of 2021, the Company recorded $2.3 million of acquisition-related stamp taxes associated with the acquisition of Dreams.
(6)	Adjusted income tax provision represents the tax effects associated with the aforementioned items.
(7)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(8)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2019 Credit Agreement.